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                                                                      EXHIBIT 23


             CONSENT OF INDEPENDENT OF CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated January 23, 2003 (except for note 16 as to which the dates are February 10, 2003 and March 4, 2003) accompanying the consolidated financial statements of RAIT Investment Trust and subsidiaries on Form 10-K for the year ended December 31, 2002. We hereby consent to the incorporation by reference of said reports in the Registration Statements of RAIT Investment Trust on Form S-3 (File No. 333-103618, effective March 14, 2003; File No. 333-69422, effective on November 2, 2001; File No. 333-69366, effective on October 18, 2001; and File No. 333-78519, effective May 14, 1999) and Form S-8 (File No. 333-100766, effective October 25, 2002; File No. 333-67452, effective on August 14, 2001)


/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 31, 2003